Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Securities Fund of our report dated September 10, 2025, relating to the financial statements and financial highlights of Fidelity Dividend Growth Fund; of our report dated September 12, 2025, relating to the financial statements and financial highlights of Fidelity Blue Chip Value Fund, which appear in Fidelity Securities Fund’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 23, 2025